   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 1994

                                                       REGISTRATION NO. 33-54137
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                        DOSKOCIL COMPANIES INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE               13-2535513
      (State or other
      jurisdiction of        (I.R.S. Employer
     incorporation or         Identification
       organization)               No.)

                           2601 NORTHWEST EXPRESSWAY
                                  SUITE 1000W
                         OKLAHOMA CITY, OKLAHOMA 73112
                                 (405) 879-5500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            DARIAN B. ANDERSEN, ESQ.
                        SECRETARY AND CORPORATE COUNSEL
                           2601 NORTHWEST EXPRESSWAY
                                  SUITE 1000W
                         OKLAHOMA CITY, OKLAHOMA 73112
                                 (405) 879-5500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                            J. GREGORY MILMOE, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the only Securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS


                        5,555,556 SHARES OF COMMON STOCK

                                     [LOGO]

                           Issuable Upon Exercise of
                      Rights to Subscribe for Such Shares
                            ------------------------


    Doskocil Companies Incorporated (the "Company") is issuing to its stockholders and warrantholders of record ("Recordholders") as of the close of business on September 29, 1994 (the "Record Date") transferable rights ("Rights") entitling the holders thereof ("Holders") to purchase an aggregate of 5,555,556 shares (the "Underlying Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock") at an exercise price of $9 per share (the "Exercise Price"). Recordholders will receive .68 Rights for each share of Common Stock held or acquirable upon the exercise of warrants. As soon as practicable after the Record Date, certificates evidencing the Rights (the "Rights Certificates") will be delivered to the Recordholders. No fractional Rights or cash in lieu thereof will be issued or paid by the Company. The number of Rights issued by the Company to each Recordholder will be rounded up to the nearest whole number. Pursuant to their basic subscription privilege, Rights holders may purchase one full share of Common Stock for each whole Right held (the "Basic Subscription Privilege"), subject to reduction by the Company for the purpose of avoiding the loss of certain federal income tax benefits to the Company. Recordholders who fully exercise all Rights issued to them by the Company also will be eligible to subscribe at the Exercise Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights up to the total number of Underlying Shares (the "Oversubscription Privilege"), subject to reduction by the Company for the purpose of avoiding the loss of certain federal income tax benefits to the Company. If an insufficient number of Underlying Shares is available to satisfy fully all elections to exercise the Oversubscription Privilege, then the available shares will be prorated among those who exercise the Oversubscription Privilege based upon the number of Rights exercised by those Holders pursuant to the Basic Subscription Privilege. Payments received for Underlying Shares which are not available for purchase will be promptly returned by the independent exercise agent, American Stock Transfer & Trust Company (the "Exercise Agent"), without interest. The Rights are evidenced by transferable certificates.



    The Rights will expire at 5:00 p.m., New York City time, on October 19, 1994, unless extended as described herein (the "Expiration Date"). A Holder may exercise Rights by delivering his properly completed and executed Rights Certificate (or following the procedures for guaranteed delivery set forth herein), together with payment in full of the Exercise Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Exercise Agent by the Expiration Date.



    Joseph Littlejohn & Levy Fund, L.P. (together with its affiliates, "JLL"), the holder of approximately 27% of the currently outstanding shares of Common Stock, has agreed that JLL will exercise its Basic Subscription Privilege in full. Further, JLL has agreed that it will exercise its Oversubscription Privilege to the extent necessary such that JLL will subscribe for Underlying Shares having an aggregate Exercise Price of $30 million. JLL's exercise of its Basic Subscription Privilege and its Oversubscription Privilege is subject to reduction by the Company in order to avoid the loss of certain Federal income tax benefits to the Company. In the event that no Holder other than JLL exercises Rights, the Company intends to reduce the number of Underlying Shares issuable to JLL such that the Company's gross proceeds from the Rights Offering would be limited to $22.4 million.


    The Common Stock is traded on the NASDAQ National Market System under the symbol DOSK. On June 13, 1994, the last full day of trading before the announcement of the Rights Offering, the last reported sale price of the Common Stock on the NASDAQ National Market System was $10 7/8. On September 16, 1994, the last full day of trading before the effective date of the Registration
Statement, the last reported sale price of the Common Stock on the NASDAQ National Market System was $9 3/8. The Rights have been approved for quotation on the NASDAQ National Market System under the symbol "DOSKR."

    Questions or requests for assistance or for additional copies of this Prospectus may be directed to the Exercise Agent at (800) 937-5449.
                            ------------------------

    FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF RIGHTS IN CONSIDERING AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS."
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON  THE
   ACCURACY OR ADEQUACY OF       THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                                EXERCISE          DEALER MANAGER AND         PROCEEDS TO
                                  PRICE             SOLICITING FEES          COMPANY (1)
  Per Share.............          $9.00                   (2)                   $9.00
  Total Minimum (3).....       $22,400,000                (2)                $22,400,000
  Total Maximum (3).....       $50,000,000                (2)                $50,000,000

(1) Before deduction of estimated expenses of this offering, including Dealer Manager fees and Soliciting Dealer fees, estimated at $1.0 million in the case of the Minimum Subscription (as defined herein) and $1.5 million in the case of the Maximum Subscription (as defined herein).
(2) See "Plan of Distribution" for information regarding the Dealer Managers' fee and commissions payable to soliciting dealers in connection with this offering. No fees or commissions are payable in respect of Underlying Shares acquired by JLL.
(3) "Maximum" assumes that all of the Rights issued will be exercised. "Minimum" assumes that no Holder other than JLL exercises Rights and that the Company decreases the number of Underlying Shares issuable to JLL such that the Company's gross proceeds from the Rights Offering are limited to $22.4 million.


                   The Dealer Managers for this offering are:

MERRILL LYNCH & CO.                                       JOHNSON RICE & COMPANY


               The date of this Prospectus is September 19, 1994.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10007; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C., 20006

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    This Prospectus incorporates by reference certain documents relating to the Company which are not delivered herewith. These documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available without charge, on oral or written request by any person to whom this Prospectus is delivered. Written or telephone requests should be directed to Darian B. Andersen, Esq., Secretary and Corporate Counsel, 2601 Northwest Expressway, Suite 1000W , Oklahoma City, Oklahoma 73112 (405) 879-5500.

    The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference in this Prospectus:

    (i) The Company's Annual Report on Form 10-K for the fiscal year ended January 1, 1994 as amended by Form 10-K/A No. 1, filed on June 29, 1994 and Form 10-K/A No. 2, filed on July 22, 1994;

    (ii) The Company's Current Report on Form 8-K dated March 17, 1994;

    (iii) The Company's Quarterly Report on Form 10-Q for the quarterly period ended April 2, 1994, as amended by Form 10-Q/A No. 1, filed on July 22, 1994;

    (iv) The Company's Current Report on Form 8-K dated May 25, 1994;

    (v) The Company's Quarterly Report on Form 10-Q for the quarterly period ended July 2, 1994 as amended by Form 10-Q/A No. 1, filed on August 18, 1994;

    (vi) The Company's Current Report on Form 8-K dated June 1, 1994; and

    (vii) The Company's Current Report on Form 8-K dated August 15, 1994.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed documents that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                              -------------------

                               PROSPECTUS SUMMARY

    THE  FOLLOWING SUMMARY  IS QUALIFIED  IN ITS  ENTIRETY BY  THE MORE DETAILED
INFORMATION  AND  CONSOLIDATED  FINANCIAL  STATEMENTS  APPEARING  ELSEWHERE   OR
INCORPORATED BY REFERENCE HEREIN.

                                  THE COMPANY

    The Company produces, markets and distributes branded and processed food products under proprietary brand names that include Wilson Foods-R-, Corn King-R-, Wilson's Continental Deli-R-, American Favorite-TM-, Doskocil Foods-TM-, Jefferson Meats-TM-, Fred's-R-, Rotanelli's-R-, Posada-R- and Butcher Boy-R-. The Company's products include pepperoni and beef and pork toppings marketed to the pizza industry as well as boneless hams, sausage, bacon, appetizers, Mexican and Italian foods, and other branded and processed products for the foodservice, delicatessen and retail markets.

                                THE ACQUISITION

    On June 1, 1994, the Company acquired the Frozen Specialty Foods division of International Multifoods Corporation ("IMC") for approximately $136 million (the "Acquisition"). The Acquisition was financed with borrowings under a $186 million senior secured credit facility with Chemical Bank (the "New Credit Agreement"). Following the Acquisition, the Frozen Specialty Foods business was renamed "Doskocil Specialty Brands Company" ("Specialty Brands"). Specialty Brands, with revenues for the fiscal year ended February 28, 1994 of approximately $185 million, is a processor and marketer of prepared frozen food products for the foodservice and consumer markets. Major products, most of which are branded, include ethnic foods, appetizers, entrees and portion meats. Specialty Brands' ethnic products include Mexican and Italian foods such as burritos and pasta. The majority of these products is sold to the foodservice industry. A portion of the Mexican products is also sold to the retail industry. Specialty Brands' products are sold nationally through a network of 73 foodservice brokers and 73 retail brokers. A direct sales force of 30 manages the broker organizations. The six processing facilities in New York, Missouri, Indiana, New Mexico and California produce approximately 140 million pounds of frozen food product annually.

    The Company's objective is to increase revenue and earnings growth rates through both internal means and appropriate acquisitions in a manner that will continue to improve the level and consistency of profitability. The key elements of the Company's strategy include: (i) becoming a broad-based food company by diversifying and expanding into complementary product lines; (ii) expanding market share in the growing food service and deli markets; (iii) continuing emphasis on higher margin processed food products; and (iv) upgrading and rationalizing manufacturing and distribution operations. Implementation of these strategies will focus the Company's business on higher growth and higher margin food segments thereby transforming the Company from a meat processor to a broad-based food company. The Company believes that the Acquisition furthers its objective.

                                 RECENT EVENTS

    The Company named R. Randolph Devening as its Chairman of the Board, President and Chief Executive Officer effective August 15, 1994. Mr. Devening was formerly Vice Chairman and Chief Financial Officer of Fleming Companies, Inc. ("Fleming"), which is the second largest food marketing and distribution company in the United States and one of the Company's largest customers.

                              THE RIGHTS OFFERING


Rights............................  Each record  holder  of  Common Stock  and  warrants  to acquire  Common  Stock  ("Warrants")  at  the  close  of
                                    business  on  the  Record  Date  ("Recordholders")  will
                                    receive .68 transferable Rights for each share of Common
                                    Stock  held  of record  or  acquirable upon  exercise of
                                    Warrants on  the  Record  Date.  The  number  of  Rights
                                    distributed  to each Recordholder will  be rounded up to
                                    the nearest  whole number  and no  fractional Rights  or
                                    cash  in lieu thereof will  be distributed or paid. Each
                                    whole Right entitles the holder thereof to purchase from
                                    the   Company   one   share   of   Common   Stock    (an

                                    "Underlying   Share").  An  aggregate  of  approximately
                                    5,555,556 shares of  Common Stock will  be sold in  this
                                    offering  upon  the  exercise  of  Rights,  assuming the
                                    exercise of all Rights.  The distribution of Rights  and
                                    the  sale of shares of Common Stock upon the exercise of
                                    Rights or pursuant to the Oversubscription Privilege are
                                    referred to herein as the "Rights Offering."
Exercise Price....................  $9 per share of Common Stock (the "Exercise Price").
Basic Subscription Privilege......  Rights holders ("Holders") are entitled to purchase  for the  Exercise Price one Underlying  Share for each whole
                                    Right held, subject to reduction by the Company for  the
                                    purpose  of avoiding the loss  of certain federal income
                                    tax benefits to the Company as described below. See "The
                                    Rights Offering--Subscription Privileges--Basic
                                    Subscription Privilege."
Oversubscription Privilege........  Each  Holder   who   elects  to   exercise   his   Basic
                                    Subscription Privilege in full may also subscribe at the
                                    Exercise  Price for additional shares of Common Stock up
                                    to the  total number  of Underlying  Shares, subject  to
                                    reduction by the Company for the purpose of avoiding the
                                    loss  of  certain  federal income  tax  benefits  to the
                                    Company as described below. If an insufficient number of
                                    Underlying Shares  is  available to  satisfy  fully  all
                                    elections  to  exercise the  Oversubscription Privilege,
                                    then the available  Underlying Shares  will be  prorated
                                    among   Holders  who   exercise  their  Oversubscription
                                    Privilege based upon  the respective  numbers of  Rights
                                    exercised   by  those  Holders  pursuant  to  the  Basic
                                    Subscription  Privilege.  See  "The  Rights   Offering--
                                    Subscription Privileges--Oversubscription Privilege."
Potential Reduction...............  If  the Company believes that the issuance of Underlying
                                    Shares pursuant to the  Basic Subscription Privilege  or
                                    Oversubscription  Privilege will have  an adverse effect
                                    upon the Company's  ability to  utilize certain  federal
                                    income  tax  benefits, then  the  Company will  have the
                                    right to reduce the number of Underlying Shares issuable
                                    to  all  Holders   exercising  the  Basic   Subscription
                                    Privilege  or the Oversubscription  Privilege, pro rata,
                                    or to any individual Holder whose exercise of the  Basic
                                    Subscription Privilege or the Oversubscription Privilege
                                    may  create such adverse effect, to the extent necessary
                                    in the  opinion of  the Company  to avoid  such  adverse
                                    effect. See "Risk Factors--Continuation of Net Operating
                                    Loss   Carryforwards"   and   "The   Rights   Offering--
                                    Subscription Privileges--Oversubscription Privilege."
Method of Exercising Rights.......  A Holder may exercise Rights by properly completing  and signing the certificate evidencing the Rights (a "Rights
                                    Certificate") and forwarding such Rights Certificate (or
                                    following  the Guaranteed  Delivery Procedures described
                                    herein), with  payment of  the full  Exercise Price  for
                                    each  Underlying Share  subscribed for,  pursuant to the
                                    Basic Subscription  Privilege and  the  Oversubscription
                                    Privilege,  to American Stock  Transfer & Trust Company,
                                    as Exercise Agent, on or  prior to the Expiration  Date.
                                    IF  REGULAR MAIL IS USED TO FORWARD RIGHTS CERTIFICATES,
                                    IT IS RECOMMENDED THAT INSURED, REGISTERED MAIL BE USED.
                                    See "The Rights Offering--Method of Exercising  Rights."
                                    No  interest will be paid  on funds delivered in payment
                                    of the Exercise Price.

Record Date.......................  September 29, 1994.
Expiration Date...................  5:00 p.m.,  New York  City time,  on October  19,  1994, unless extended by the Company at its option.
No Revocation.....................  HOLDERS  WHO EXERCISE THEIR RIGHTS  WILL NOT BE ENTITLED
                                    TO REVOKE THEIR SUBSCRIPTIONS.
Transferability...................  Rights are transferable until  the Expiration Date  and, if  a market for  the Rights develops,  may be traded on
                                    the NASDAQ  National Market  System until  the close  of
                                    business  on  the  Expiration  Date.  There  can  be  no
                                    assurance that a market for the Rights will develop. See
                                    "The Rights Offering--Method of Transferring Rights."
Amendments; Termination...........  The Company reserves  the right to  amend the terms  and conditions  of the offering made  hereby or to terminate
                                    the Rights Offering at any time prior to delivery of the
                                    shares of Common Stock  offered hereby. See "The  Rights
                                    Offering--Amendments and Waivers; Termination."
Procedure for Foreign Holders.....  Rights  Certificates will  not be  mailed to  holders of
                                    Common Stock or Warrants whose addresses are outside the
                                    United States  and  Canada, or  who  have an  Army  Post
                                    Office  ("APO") or Fleet Post Office ("FPO") address but
                                    will be held by the Exercise Agent for their account. To
                                    exercise the  Rights represented  thereby, such  holders
                                    must  notify  the  Exercise  Agent on  or  prior  to the
                                    Expiration  Date.  See  "The  Rights   Offering--Foreign
                                    Stockholders."
Persons Holding Shares Through
  Others..........................  Persons holding shares of Common Stock and receiving the
                                    Rights  distributable  with  respect  thereto  through a
                                    broker, dealer, commercial bank, trust company or  other
                                    nominee   should   promptly   contact   the  appropriate
                                    institution or  nominee and  request  it to  effect  the
                                    transactions for them. See "The Rights
                                    Offering--Exercise of Rights."
Certain Tax Consequences..........  Generally,  Holders will not recognize  any gain or loss upon receipt or exercise of Rights. See "Certain  United
                                    States Federal Income Tax Consequences."
Shares Currently Outstanding......  7,940,168 as of September 19, 1994.
Shares Outstanding After the
  Rights Offering.................  13,495,724,  assuming that all Rights are exercised (the
                                    "Maximum Subscription");  10,429,868, assuming  that  no
                                    holder  other  than JLL  exercises  Rights and  that the
                                    Company  decreases  the  number  of  Underlying   Shares
                                    issuable  to JLL such that  the Company's gross proceeds
                                    from the Rights  Offering are limited  to $22.4  million
                                    (the "Minimum Subscription").
Exercise Agent....................  American Stock Transfer & Trust Company is acting as the
                                    Exercise   Agent.  See  "The  Rights  Offering--Exercise
                                    Agent" for  addresses and  information relating  to  the
                                    delivery  of Rights Certificates and  the payment of the
                                    Exercise Price.  The Exercise  Agent  is acting  as  the
                                    information  agent for the Rights Offering. The Exercise
                                    Agent's toll-free telephone number is (800) 937-5449.

Use of Proceeds...................  The purpose of the Rights Offering is to strengthen  the
                                    Company's  capital structure and  enhance its ability to
                                    obtain future financing so as  to enable the Company  to
                                    continue  its  growth  through both  internal  means and
                                    appropriate  acquisitions.  The  net  proceeds  to   the
                                    Company  from the sale of  the Underlying Shares will be
                                    between approximately  $21.4 million  and $48.5  million
                                    depending on the number of Rights exercised. The Company
                                    intends  to use such net  proceeds to repay indebtedness
                                    under the New Credit Agreement, subject to the execution
                                    of an  amendment to  such agreement  which would,  among
                                    other  things,  permit the  Company to  reborrow certain
                                    amounts repaid under the term  loan facility of the  New
                                    Credit Agreement. In the event that such an amendment is
                                    not  executed, the Company intends to use $10 million of
                                    the net  proceeds to  repay indebtedness  under the  New
                                    Credit  Agreement  and the  balance thereof  for general
                                    corporate purposes. See "Use of Proceeds."
Principal Stockholder.............  Joseph Littlejohn & Levy  Fund, L.P. (together with  its affiliates,  "JLL"), the holder  of approximately 27% of
                                    the currently outstanding  shares of  Common Stock,  has
                                    agreed  that  JLL will  exercise its  Basic Subscription
                                    Privilege in full. In addition,  JLL has agreed that  it
                                    will  exercise  its  Oversubscription  Privilege  to the
                                    extent  necessary  such  that  JLL  will  subscribe  for
                                    Underlying  Shares having an aggregate Exercise Price of
                                    $30 million. JLL's  exercise of  its Basic  Subscription
                                    Privilege  and its Oversubscription Privilege is subject
                                    to reduction by the Company  in order to avoid the  loss
                                    of  certain Federal income tax  benefits to the Company.
                                    In the event  that no  Holder other  than JLL  exercises
                                    Rights,  the  Company intends  to  reduce the  number of
                                    Underlying  Shares  issuable  to   JLL  such  that   the
                                    Company's  gross proceeds from the Rights Offering would
                                    be limited to $22.4  million. Accordingly, although  JLL
                                    will subscribe for Underlying Shares having an aggregate
                                    Exercise  Price of $30  million, it will  be required to
                                    pay $22.4 million  of the Exercise  Price in respect  of
                                    such  Underlying Shares  on or  prior to  the Expiration
                                    Date. As soon as practicable after the Expiration  Date,
                                    the  Company  will  determine, based  on  the  number of
                                    Underlying Shares subscribed for  by other Holders,  the
                                    additional  Exercise Price,  if any, that  is payable in
                                    respect of Underlying  Shares that will  be issuable  to
                                    JLL.  JLL will  be notified  of the  additional Exercise
                                    Price,  if  any,  and   will  remit  payment  for   such
                                    Underlying  Shares  to the  Exercise Agent  within three
                                    days of receipt of such notice. If no Holder other  than
                                    JLL  exercises Rights, then no additional Exercise Price
                                    will be payable by JLL.
NASDAQ National Market System
  Symbols.........................  Common Stock--"DOSK"; Rights--"DOSKR."


    See "Risk Factors" for a discussion of certain factors that should be considered by Holders in evaluating an investment in Common Stock.

                                  RISK FACTORS

    In addition to the other information included in this Prospectus, the following factors should be considered carefully by each prospective purchaser of the Common Stock.

ABSENCE OF PROFITABLE OPERATIONS

    The Company realized a $2 million net loss during the six months ended July 2, 1994, a $32 million net loss in fiscal 1993 and a $27 million net loss in fiscal 1992 as a result of an extraordinary charge of approximately $1 million due to the early extinguishment of debt during fiscal 1994, a one-time charge to earnings of approximately $34.4 million in fiscal 1993 in connection with recognition of certain retiree medical benefit expenses and a provision of $32 million for plant closings in fiscal 1992, respectively. There can be no assurance that the Company will be profitable in future periods.

LEVERAGE

    The Company currently has a significant amount of outstanding indebtedness. At July 2, 1994, the Company had long-term indebtedness (excluding current maturities) of approximately $262.1 million and, on a pro forma basis, at July 2, 1994, after giving effect to the Rights Offering (assuming the Minimum Subscription and Maximum Subscription), the Company would have had long-term indebtedness of approximately $250.6 million and $230.6 million, respectively.

    The degree to which the Company is leveraged could have important consequences to the Company, including: (i) increased vulnerability to adverse general economic and industry conditions, (ii) impaired ability to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and (iii) dedication of a substantial portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities. In addition, the New Credit Agreement contains certain covenants which could limit the Company's operating and financial flexibility.

CONTINUATION OF NET OPERATING LOSS CARRYFORWARDS

    The Company currently has net operating loss carryforwards for Federal income tax purposes of approximately $133 million. Acquisitions of Common Stock by persons who are not currently holders of Common Stock, or by current holders whose acquisition would increase or maintain their equity ownership in the Company above five percent, could result in an "ownership change" within the meaning of section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), thereby imposing an annual limitation (the "Section 382 Limitation") on the Company's ability to utilize the net operating loss carryforward to reduce future taxable income. Specifically, in the event of an "ownership change," the Company's utilization of its net operating loss carryforwards would be limited to an annual amount equal to the product of the equity value of the Company at the time of such "ownership change" (subject to reduction with respect to certain recent increases in value) multiplied by the long-term tax-exempt rate as published monthly by the Internal Revenue Service, without extending the expiration date of the net operating loss carryforwards. The long-term tax-exempt rate is currently 6.01%; such rate, however, is subject to change, and it is impossible to predict whether the equity value of the Company and such rate will increase or decrease, and to what extent. See "Certain United States Federal Income Tax Consequences--Tax Consequences to Company."

    If the Company believes that the issuance of Underlying Shares pursuant to the Basic Subscription Privilege or the Oversubscription Privilege will cause an "ownership change," then the Company will have the right to reduce the number of Underlying Shares issuable to all holders exercising the Basic Subscription Privilege or the Oversubscription Privilege, pro rata, or to any individual Holder or Holders whose exercise of the Basic Subscription Privilege or the Oversubscription Privilege may cause an "ownership change," to the extent necessary in the sole discretion of the Company to prevent such "ownership change." Notwithstanding the foregoing, the Rights Offering increases the likelihood that an "ownership change" will occur in the future, and it is impossible for the Company to ensure that such "ownership change," will not occur, in part because the Company has no ability to restrict the acquisition or disposition of Common Stock by persons whose ownership could cause an "ownership change." In addition, the Company may in the future take certain actions which could give rise to an ownership change, if in the exercise of the business judgment of the Company such actions are necessary or appropriate. If an "ownership change" were to occur subsequent to the Rights Offering, the Section 382 Limitation could have a material adverse impact upon the Company's earnings and upon the Company's cash flow.

RAW MATERIAL AND PRICING CONSIDERATIONS

    The Company's results of operations and financial condition are affected by the cost and supply of raw materials, including pork, beef, poultry and produce, and by the selling prices for some of its products, both of which are determined by constantly changing market forces of supply and demand over which the Company has limited control. Severe price swings in such raw materials, and the resultant impact on the prices the Company charges for its products, have at times had, and may in the future have, material adverse effects on the demand for the Company's products and its profits.

    The Company utilizes several techniques for reducing the risk of future raw materials price increases. These techniques include purchasing and freezing raw materials and finished products during periods of the year when raw material prices are low and entering into futures contracts for raw materials.

PRINCIPAL STOCKHOLDER

    JLL owns approximately 27% of the currently outstanding shares of Common Stock and has agreed that it will exercise its Basic Subscription Privilege in full. Accordingly, upon consummation of the Rights Offering, JLL will continue to own at least 27% of the outstanding shares of Common Stock. If JLL acquires Underlying Shares pursuant to the exercise of its Oversubscription Privilege, it will increase its percentage ownership of Common Stock after the Rights Offering. Depending upon the number of shares subscribed for by others, the percentage of the outstanding Common Stock owned by JLL upon completion of the Rights Offering will range from approximately 27% (in the event that all stockholders exercise their Rights in full) to approximately 45%. Further, pursuant to the terms of a stock purchase agreement, dated February 16, 1993 between the Company and JLL (the "JLL Stock Purchase Agreement"), JLL is entitled to designate for nomination to the Company's Board of Directors (the "JLL Designees") one less than the number of persons that would constitute a majority of the members of the Company's Board of Directors, and the Company has agreed to nominate and use its best efforts to cause such persons to be elected. The number of JLL Designees is subject to reduction in the event that JLL's Common Stock ownership percentage decreases. JLL's level of ownership is expected to enable it to continue to exert significant influence on the Company's affairs.

DIVIDEND RESTRICTIONS

    The Company has not paid dividends on the Common Stock since its issuance in 1991. The Company does not expect to pay any cash dividends in the foreseeable future and intends to continue to retain any earnings for the Company's operations. Additionally, payment of such dividends is limited by the terms of the New Credit Agreement and the indenture governing its 9 3/4% Senior Subordinated Redeemable Notes due 2000 (the "9 3/4% Notes"). See "Price Range of Common Stock and Dividends" and "Description of Capital Stock--Common Stock."

MARKET CONSIDERATIONS

    There can be no assurance that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Rights and the sale of the Underlying Shares upon exercise of Rights, a subscribing Holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Exercise Price. The election of a Holder to exercise Rights in the Rights Offering is irrevocable. Moreover, until certificates are delivered, subscribing Holders may not be able to sell the shares of Common Stock that they have purchased in the Rights Offering. Certificates representing shares of Common Stock purchased will be delivered as soon as practicable after consummation of the Rights Offering.

    No interest will be paid to Holders on funds delivered to the Exercise Agent pursuant to the exercise of Rights pending delivery of Underlying Shares.

ABSENCE OF PUBLIC MARKET FOR RIGHTS


    Although the Rights have been approved for quotation on the NASDAQ National Market System, no assurance can be given that an active trading market for the Rights will develop.


                                  THE COMPANY

    The Company produces, markets and distributes branded and processed food products under proprietary brand names that include Wilson Foods-R-, Corn King-R-, Wilson's Continental Deli-R-, American Favorite-TM-, Doskocil Foods-TM-, Jefferson Meats-TM-, Fred's-R-, Rotanelli's-R-, Posada-R- and Butcher Boy-R-. The Company's products include pepperoni and beef and pork toppings marketed to the pizza industry as well as boneless hams, sausage, bacon, appetizers, Mexican and Italian foods, and other branded and processed products for the foodservice, delicatessen and retail markets.

    The Company was incorporated in 1964 under the laws of the State of Delaware. Its executive offices are located at 2601 Northwest Expressway, Suite 1000W, Oklahoma City, Oklahoma 73112 and its telephone number is (405) 879-5500.

                                THE ACQUISITION

    On June 1, 1994, the Company acquired Specialty Brands for approximately $136 million. Specialty Brands, with revenues for the fiscal year ended February 28, 1994 of approximately $185 million, is a processor and marketer of prepared frozen food products for the foodservice and consumer markets. Major products, most of which are branded, include ethnic foods, appetizers, entrees and portion meats. Specialty Brands' ethnic products include Mexican and Italian foods such as burritos and pasta. The majority of these products is sold to the foodservice industry. A portion of the Mexican products is also sold to the retail industry. Specialty Brands' products are sold nationally through a network of 73 foodservice brokers and 73 retail brokers. A direct sales force of 30 manages the broker organizations. The six processing facilities in New York, Missouri, Indiana, New Mexico and California produce approximately 140 million pounds of frozen food product annually.

    The Acquisition was financed with borrowings under the New Credit Agreement. The New Credit Agreement provides the Company with a $146 million term loan and a $40 million revolving credit facility. As of July 2, 1994, $146 million was outstanding under the term loan and $11.5 million was outstanding under the revolving credit facility. Loans under the New Credit Agreement currently bear interest, at the Company's option, at either the Alternate Base Rate plus 1 1/2% or the Adjusted LIBO Rate plus 2 1/2% (each as defined in the New Credit Agreement). In the event that the Company meets certain financial tests in the future, the interest rates under the Credit Agreement will be decreased. At July 2, 1994, debt outstanding under the term loan and revolving credit facility bore interest at a weighted average interest rate of 7.19% per annum. The maturity date for the term loan and revolving credit facility is January 15, 2000, with semi-annual principal payments due under the term loan commencing December 31, 1994. The borrowing base under the New Credit Agreement is equal to 75% of certain eligible accounts receivable plus 50% of the lower of the cost or market value of certain eligible inventory plus certain uncollected receipts. The New Credit Agreement contains certain customary financial and other covenants which may limit the Company's ability in the future to incur debt and make capital expenditures, among other things.

    The Company's objective is to increase revenue and earnings growth rates through both internal means and appropriate acquisitions in a manner that will continue to improve the level and consistency of profitability. The key elements of the Company's strategy include: (i) becoming a broad-based food company by diversifying and expanding into complementary product lines; (ii) expanding market share in the growing food service and deli markets; (iii) continuing emphasis on higher margin processed food products; and (iv) upgrading and rationalizing manufacturing and distribution operations. Implementation of these strategies will focus the Company's business on higher growth and higher margin food segments thereby transforming the Company from a meat processor to a broad-based food company. The Company believes that the Acquisition furthers its objective.

                                 RECENT EVENTS

    The Company named R. Randolph Devening as its Chairman of the Board, President and Chief Executive Officer effective August 15, 1994. Mr. Devening was formerly Vice Chairman and Chief Financial Officer of Fleming, which is the second largest food marketing and distribution company in the United States and one of the Company's largest customers.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


    The Common Stock was and is traded on the NASDAQ National Market System under the following symbols: (i) "DOSKV" from November 1, 1991, to January 14, 1992; and (ii) "DOSK" as of and since January 15, 1992. 7,940,168 shares of the Common Stock were outstanding as of September 19, 1994. The number of holders of record of Common Stock at September 19, 1994 was approximately 8,211.



    The following table sets forth the range of high and low closing bid prices for the Common Stock for each full quarterly period in fiscal 1993 and fiscal 1992, respectively, as quoted by the NASDAQ National Market System. The Common Stock traded in the over-the-counter market on a "when issued" basis from November 1, 1991 until January 14, 1992. The Common Stock began to trade on a "regular way" basis as of January 15, 1992. These prices represent quotations between dealers without retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions. The Common Stock is traded on the NASDAQ National Market System under the symbol DOSK. On June 13, 1994, the last full day of trading before the announcement of the Rights Offering, the last reported sale price of the Common Stock on the NASDAQ National Market System was $10 7/8. On September 16, 1994, the last full day of trading before the effective date of the Registration Statement, the last reported sale price of the Common Stock on the NASDAQ National Market System was $9 3/8.



                                                                        HIGH BID      LOW BID
                                                                       -----------  -----------
Fiscal 1992
  First Quarter......................................................   $  18 3/4    $   8 3/8
  Second Quarter.....................................................   $  17 1/2    $  12 1/4
  Third Quarter......................................................   $  14 1/2    $  11 1/2
  Fourth Quarter.....................................................   $  16 7/8    $  10 1/2
Fiscal 1993
  First Quarter......................................................   $  16 1/2    $  13 1/2
  Second Quarter.....................................................   $      17    $  14 3/4
  Third Quarter......................................................   $  15 5/8    $      10
  Fourth Quarter.....................................................   $      12    $   9 5/8
Fiscal 1994
  First Quarter......................................................   $  15 1/4    $  10 3/8
  Second Quarter.....................................................   $  13 1/2    $   8 1/4
  Third Quarter (through September 16, 1994).........................   $   9 7/8    $   7 7/8


    The Company has not paid any cash dividends on the Common Stock since its issuance in 1991. The Company does not expect to pay any dividends in the foreseeable future and intends to continue to retain any such earnings for the Company's operations. Additionally, payment of such dividends is limited by the terms of the New Credit Agreement and the indenture governing the 9 3/4% Notes.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company and its consolidated subsidiaries as of July 2, 1994 and as adjusted to reflect the Rights Offering assuming (i) the Minimum Subscription and (ii) the Maximum Subscription. This table should be read in conjunction with the Consolidated Financial Statements of the Company and related Notes thereto incorporated by reference in this Prospectus.



                                                                                     AS OF JULY 2, 1994
                                                                            -------------------------------------
                                                                                              AS ADJUSTED
                                                                                      ---------------------------
                                                                                        MINIMUM        MAXIMUM
                                                                             ACTUAL   SUBSCRIPTION   SUBSCRIPTION
                                                                            --------  ------------   ------------
                                                                                   (DOLLARS IN THOUSANDS)

Current maturities of long-term debt......................................  $ 20,104    $ 10,197       $  3,104
                                                                            --------  ------------   ------------
                                                                            --------  ------------   ------------
Long-term debt............................................................  $262,062    $250,562       $230,562
                                                                            --------  ------------   ------------
Stockholders' equity:
Preferred Stock, 4 million shares authorized; none issued.................     --         --             --
Common Stock, $.01 par value; 20,000,000 shares authorized; 7,940,168 shares issued and outstanding (10,429,868 as adjusted assuming Minimum
 Subscription and 13,495,724 as adjusted assuming Maximum Subscription)...        79         104            135
Capital in excess of par value............................................   112,465     133,847        160,909
Retained earnings (deficit) (1)...........................................   (57,155)    (57,155)       (57,155)
Minimum pension liability adjustment......................................    (1,575)     (1,575)        (1,575)
Unearned compensation.....................................................       (99)        (99)           (99)
                                                                            --------  ------------   ------------
    Total stockholders' equity............................................    53,715      75,122        102,215
                                                                            --------  ------------   ------------
    Total capitalization..................................................  $315,777    $325,684       $332,777
                                                                            --------  ------------   ------------
                                                                            --------  ------------   ------------

- ------------------------
(1) Does not include the write-off of debt issue costs of $.3 million and $.7 million, respectively, resulting from the application of the minimum and maximum net proceeds of the Rights Offering to reduce debt under the New Credit Agreement.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth certain historical financial data with respect to the Company on a consolidated basis. This table is principally derived from and should be read in conjunction with the Company's historical consolidated financial statements and related notes thereto and management's discussions and analysis of financial condition and results of operations incorporated by reference herein. As a result of the adoption of Fresh Start Reporting, historical financial data for periods ended prior to September 29, 1991 is that of a different reporting entity and is not prepared on a basis comparable to financial data for periods ending after that date.

                                                                         POST-CONFIRMATION
                                              ------------------------------------------------------------------------
                                               SIX MONTHS     SIX MONTHS    FISCAL YEAR    FISCAL YEAR    THREE MONTHS
                                                 ENDED          ENDED          ENDED          ENDED          ENDED
                                                JULY 2,        JULY 3,       JANUARY 1,     JANUARY 2,    DECEMBER 28,
                                                  1994           1993           1994           1993           1991
                                              ------------   ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Net Sales...................................  $322,925       $302,621       $648,207       $770,687         $  208,691
Gross profit................................    57,407         49,935        110,677        109,338             32,744
Total operating expenses....................    51,456         44,789         94,180        124,442(4)          23,891
                                              ------------   ------------   ------------   ------------   ------------
Operating income (loss).....................  $  5,951       $  5,146       $ 16,497       $(15,104)(4)     $    8,853
                                              ------------   ------------   ------------   ------------   ------------
                                              ------------   ------------   ------------   ------------   ------------
Income (loss) from continuing operations....  $ (1,259)      $   (483)      $  2,407       $(26,834)(4)     $    3,943
                                              ------------   ------------   ------------   ------------   ------------
                                              ------------   ------------   ------------   ------------   ------------
Net income (loss)...........................  $ (2,245)(1)   $(34,909)(2)   $(32,019)(2)   $(26,834)(4)     $    3,943
                                              ------------   ------------   ------------   ------------   ------------
                                              ------------   ------------   ------------   ------------   ------------
Earnings (loss) per share: (7)
  Income (loss) from continuing
   operations...............................  $  (0.16)      $  (0.07)      $   0.32       $  (4.63)        $     0.68
                                              ------------   ------------   ------------   ------------   ------------
                                              ------------   ------------   ------------   ------------   ------------
Net income (loss)...........................  $  (0.28)(1)   $  (5.00)(2)   $  (4.32)(2)   $  (4.63)        $     0.68
                                              ------------   ------------   ------------   ------------   ------------
                                              ------------   ------------   ------------   ------------   ------------
BALANCE SHEET DATA
 (at period end)
Working capital (8).........................  $ 45,334       $ 27,041       $ 31,152       $ 14,428         $   15,852
Total assets................................   470,838        325,005        316,881        290,978            311,912
Long-term debt (8)..........................   262,062        133,185        127,906        137,305            140,455
Total long-term obligations (8).............   342,270        208,097        207,893(3)     157,036            146,726
Stockholders' equity........................    53,715         54,012         55,569         61,639             88,075

CASH FLOW AND CAPITAL EXPENDITURES DATA
Depreciation................................  $  5,492       $  4,547       $  9,166       $ 11,479         $    3,047
Amortization (9)............................     3,244          3,092          6,183          6,307              1,436
EBITDA (10).................................    15,127         14,388         32,024          2,794             13,296
Capital expenditures........................     5,911          7,710         19,690          6,604              1,193
Net cash provided (used) by operating
 activities.................................    (1,305)        (2,146)        18,138          1,088             14,599

                                                            PRE-CONFIRMATION
                                              ---------------------------------------------
                                                NINE MONTHS          FISCAL YEAR ENDED
                                                   ENDED        ---------------------------
                                               SEPTEMBER 28,    DECEMBER 29,   DECEMBER 30,
                                                   1991             1990           1989
                                              ---------------   ------------   ------------

INCOME STATEMENT DATA
Net Sales...................................  $611,529          $877,568        $1,133,398
Gross profit................................    77,986            97,070            98,454
Total operating expenses....................    68,926            87,909            96,161
                                              ---------------   ------------   ------------
Operating income (loss).....................  $  9,060          $  9,161        $    2,293
                                              ---------------   ------------   ------------
                                              ---------------   ------------   ------------
Income (loss) from continuing operations....  $(48,424)(5)      $(32,562)(5)    $  (29,254)
                                              ---------------   ------------   ------------
                                              ---------------   ------------   ------------
Net income (loss)...........................  $ 65,370 (5)(6    $(25,290)(5)    $   (7,857)
                                              ---------------   ------------   ------------
                                              ---------------   ------------   ------------
Earnings (loss) per share: (7)
  Income (loss) from continuing
   operations...............................  $  (9.46)(5)      $  (6.37)(5)    $    (5.74)
                                              ---------------   ------------   ------------
                                              ---------------   ------------   ------------
Net income (loss)...........................  $  12.78(6)       $  (4.94)       $    (1.54)
                                              ---------------   ------------   ------------
                                              ---------------   ------------   ------------
BALANCE SHEET DATA
 (at period end)
Working capital (8).........................  $ 16,938          $  2,632        $   44,379
Total assets................................   321,200           438,534           461,520
Long-term debt (8)..........................   149,402           301,299           221,449
Total long-term obligations (8).............   156,106           301,299           260,460
Stockholders' equity........................    84,132            31,034            56,304
CASH FLOW AND CAPITAL EXPENDITURES DATA
Depreciation................................  $ 10,504          $ 10,135        $   10,699
Amortization (9)............................     3,963             4,676             3,419
EBITDA (10).................................    23,589            23,256            16,713
Capital expenditures........................     5,816             1,606             7,581
Net cash provided (used) by operating
 activities.................................        (3)              (32)          (12,507)

- ------------------------------
 (1) Includes a net extraordinary charge of $1 million resulting from the early extinguishment of debt.
 (2) Includes the cumulative effect on years prior to fiscal year ended January 1, 1994 for a change in accounting for postretirement medical benefits of a noncash charge against earnings of $34.4 million.
 (3) Includes the recognition of a long-term liability of $65.4 million for postretirement medical benefits.
 (4) Includes a $32 million provision for plant closings.
 (5) Includes reorganization expenses of $41.0 million and $12.7 million for the nine months ended September 28, 1991 and year ended December 29, 1990.
 (6) Includes an extraordinary gain of $113.8 million for the forgiveness of debt as part of the Chapter 11 reorganization of the Company which became effective on October 31, 1991 and reorganization expenses of $41.0 million.
 (7) The per share amounts for fiscal years 1989 and 1990 and the period ended September 28, 1991 do not provide meaningful comparisons due to the Company's Chapter 11 reorganization.
 (8) Certain long-term obligations which were classified as current liabilities in fiscal 1989 and fiscal 1990, due to bankruptcy proceedings, have been reclassified as long-term obligations in order to be consistent with the current year's presentation.
 (9) Amortization of intangible assets only. Does not include amortization of certain other items included in interest expense of $0.6 million for the six months ended July 2, 1994, $0.1 million for the six months ended July 3, 1993, $0.7 million in the fiscal year ended January 1, 1994, $4.1 million in the nine months ended September 28, 1991, $4.9 million and $6.3 million in the fiscal years ended December 29, 1990 and December 30, 1989, respectively.
(10) EBITDA represents income (loss) from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle, interest and financing costs, depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, operating income or cash flow as an indication of the Company's operating performance. EBITDA has been presented here to provide additional information related to monitoring compliance with certain restrictive covenants contained in certain of the Company's debt instruments. Under the covenants of the 9 3/4% Notes and the New Credit Agreement, EBITDA is defined differently than in the above table.

                            PRO FORMA FINANCIAL DATA
                           YEAR ENDED JANUARY 1, 1994


    Presented below is certain unaudited summary pro forma financial information which assumes that the Acquisition and Rights Offering had occurred on January 3, 1993, that the Exercise Price is $9.00 and that all net proceeds from the Rights Offering are used to repay indebtedness under the New Credit Agreement. The pro forma combined results of operations are not necessarily indicative of results of operations that would have resulted had the Acquisition and Rights Offering actually occurred on January 3, 1993, nor are they necessarily indicative of future results of operations. For more detailed information regarding the pro forma financial statements, see the Company's Form 8-K dated March 17, 1994, incorporated herein by reference.


    The pro forma condensed combined statement of operations includes the historical consolidated results of operations of the Company for the fiscal year ended January 1, 1994 and the historical results of Specialty Brands for the twelve months ended November 27, 1993. The pro forma combined results of operations do not give effect to the net extraordinary charge of $1 million incurred in June, 1994 as a result of extinguishing the Old Credit Agreement, nor the effect of a net, non-recurring write-off of $.3 million and $.7 million, respectively, of debt issue costs resulting from the application of the minimum and maximum net proceeds of the Rights Offering to reduce outstanding debt under the New Credit Agreement.


                                                                                              PRO FORMA COMBINED
                                                                                            AFTER RIGHTS OFFERING
                                                                                         ----------------------------
                                                   SPECIALTY   ACQUISITION    PRO FORMA     MINIMUM        MAXIMUM
                                         COMPANY    BRANDS     ADJUSTMENTS    COMBINED   SUBSCRIPTION   SUBSCRIPTION
                                        ---------  ---------  -------------   ---------  -------------  -------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Net Sales.............................  $648,207   $183,330      $--          $831,537   $    831,537   $    831,537
Gross profit..........................   110,677     53,528        1,465       165,670        165,670        165,670
Operating income......................    16,497     11,958        1,802        30,257         30,257         30,257
Income before income taxes and
 cumulative effect of changes in
 accounting...........................     2,826     12,010       (5,491)        9,345         11,044         13,178
Income before cumulative effect of
 changes in accounting................  $  2,407   $  6,966      $(3,295)      $ 6,078     $    7,097     $    8,378
                                        ---------  ---------  -------------   ---------  -------------  -------------
                                        ---------  ---------  -------------   ---------  -------------  -------------
Earnings per share (income before
 cumulative effect of changes in
 accounting)..........................  $   0.32                               $  0.82     $     0.72     $     0.65
                                        ---------                             ---------  -------------  -------------
                                        ---------                             ---------  -------------  -------------
Weighted average shares outstanding...     7,419                                 7,419          9,909         12,975
                                        ---------                             ---------  -------------  -------------
                                        ---------                             ---------  -------------  -------------

                         SIX MONTHS ENDED JULY 2, 1994


    Presented below is certain summary pro forma financial information which assumes that the Acquisition, which was consummated on June 1, 1994, and Rights Offering had occurred on January 2, 1994 and that all net proceeds from the Rights Offering are used to repay indebtedness under the New Credit Agreement. The pro forma combined results of operations are not necessarily indicative of results of operations that would have resulted had the Acquisition and Rights Offering actually occurred on January 2, 1994, nor are they necessarily indicative of future results of operations. For more detailed information regarding the pro forma financial statements, see the Company's Form 8-K dated June 1, 1994, incorporated herein by reference.


    The pro forma condensed combined statement of operations for the six months ended July 2, 1994 includes the historical consolidated results of operations of the Company for the six months ended July 2, 1994 and the historical results of Specialty Brands for the five months ended May 31, 1994. The pro forma combined results of operations do not give effect to the net extraordinary charge of $1 million incurred in June, 1994 as a result of extinguishing the Old Credit Agreement, nor the effect of a net, non-recurring write-off of $.3 million and $.7 million, respectively, of debt issue costs resulting from the application of the minimum and maximum net proceeds of the Rights Offering to reduce outstanding debt under the New Credit Agreement.


                                                                                                   PRO FORMA COMBINED
                                                                                                 AFTER RIGHTS OFFERING
                                                                                              ----------------------------
                                                     SPECIALTY   ACQUISITION     PRO FORMA      MINIMUM         MAXIMUM
                                         COMPANY       BRANDS    ADJUSTMENTS     COMBINED     SUBSCRIPTION   SUBSCRIPTION
                                        ----------   ----------  ------------   -----------   ------------   -------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Net Sales.............................  $ 322,925      $78,914      $--          $401,839       $ 401,839        $401,839
Gross Profit..........................     57,407       22,009          854        80,270          80,270          80,270
Operating income......................      5,951        3,544          707        10,202          10,202          10,202
Income (loss) before income taxes.....     (2,423)       3,508       (2,893)       (1,808)           (958)            109
Income (loss) before extraordinary
 item.................................  $  (1,259)     $ 2,032      $(1,736)     $   (963)      $    (453)       $    187
                                        ----------   ----------  ------------   -----------   ------------   -------------
                                        ----------   ----------  ------------   -----------   ------------   -------------
Earnings (loss) per share before
 extraordinary item...................  $   (0.16)                               $  (0.12)      $   (0.04)       $   0.01
                                        ----------                              -----------   ------------   -------------
                                        ----------                              -----------   ------------   -------------
Weighted average shares outstanding...      7,921                                   7,921          10,411          13,477
                                        ----------                              -----------   ------------   -------------
                                        ----------                              -----------   ------------   -------------

                                USE OF PROCEEDS


    The purpose of the Rights Offering is to strengthen the Company's capital structure and enhance its ability to obtain future financing so as to enable the Company to continue its growth through both internal means and appropriate acquisitions. The Company currently has no written or oral agreements with respect to any pending acquisitions. In the event of the Maximum Subscription, the net proceeds to the Company are estimated to be approximately $48.5 million. In the event of the Minimum Subscription, the net proceeds to the Company are estimated to be approximately $21.4 million. The Company intends to use the net proceeds from the sale of the Underlying Shares to repay indebtedness under the New Credit Agreement, subject to the execution of an amendment to such agreement which would, among other things, permit the Company to reborrow certain amounts that are repaid under the term loan facility of the New Credit Agreement. In the event that such an amendment is not executed, the Company intends to use $10 million of the net proceeds to repay indebtedness under the New Credit Agreement and the balance thereof for general corporate purposes.


                              THE RIGHTS OFFERING

THE RIGHTS


    The Company is issuing the Rights to Recordholders at no charge to such Recordholders. The Company is issuing .68 Rights for each share of Common Stock held or acquirable upon the exercise of Warrants on the Record Date. The Rights are evidenced by transferable Rights Certificates, which are being distributed contemporaneously with the delivery of this Prospectus.


    No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights issued to each Recordholder will be rounded up to the nearest whole number. A depository, bank, trust company, securities broker or dealer holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon proper showing to the Exercise Agent, exchange its Rights Certificates to obtain a Rights Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a Recordholder; no other Rights Certificates may be so divided as to increase the number of Rights to which its original recipient was entitled. The Company reserves the right to refuse to issue any Rights Certificates if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole Right.

    Because the number of Rights issued to each Recordholder will be rounded up to the nearest whole number, beneficial owners of Common Stock or Warrants who are also the record holders of their securities will receive more Rights under certain circumstances than beneficial owners of Common Stock who are not the record holders of their securities and who do not obtain (or cause the Recordholder to obtain) a separate Rights Certificate with respect to the shares or Warrants beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that Recordholders or beneficial owners who obtain a separate Rights Certificate receive more Rights, they will be able to subscribe for more shares pursuant to the Basic Subscription Privilege.

EXPIRATION DATE


    The Rights will expire at 5:00 p.m., New York City time, on October 19, 1994, subject to extension in the discretion of the Company. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Exercise Agent after the Expiration Date, regardless of when the documents relating to that exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below.


SUBSCRIPTION PRIVILEGES

    BASIC SUBSCRIPTION PRIVILEGE. Subject to the possible reduction described below, each Right entitles the holder thereof to purchase at the Exercise Price one Underlying Share (the "Basic Subscription Privilege"). Certificates representing Underlying Shares purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date.

    OVERSUBSCRIPTION PRIVILEGE. Subject to the allocation and possible reduction described below, each Right also carries the right of the Holder to subscribe, at the Exercise Price, for additional Underlying Shares up to the total number of Underlying Shares (the "Oversubscription Privilege"). Only Holders who exercise the Basic Subscription Privilege in full will be entitled to exercise this Oversubscription Privilege.

    Underlying Shares will be available for purchase pursuant to the Oversubscription Privilege only to the extent that any Underlying Shares are not subscribed for through the Basic Subscription Privilege or are not issuable pursuant to the Basic Subscription Privilege as a result of a reduction in the number of shares issuable to a Holder or Holders by the Company as described below. See "--Potential Reduction." If the Underlying Shares not subscribed for or issuable through the Basic Subscription Privilege (the "Excess Shares") are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those holders of Rights exercising the Oversubscription Privilege in proportion to the number of Rights exercised by each Holder pursuant to the Basic Subscription Privilege, relative to the number of Rights exercised pursuant to the Basic Subscription Privilege by all Holders exercising the Oversubscription Privilege, provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of Excess Shares than such Holder subscribed for pursuant to the exercise of that Holder's Oversubscription Privilege, then such Holder will be allocated only that number of Excess Shares for which such Holder oversubscribed, and the remaining Excess Shares will be allocated among all other Holders exercising the Oversubscription Privilege on the same pro rata basis outlined above; such proration will be repeated until all Excess Shares have been allocated to the full extent of the Oversubscription Privileges exercised. If a proration of the Excess Shares results in a Holder receiving fewer Excess Shares than such holder subscribed for pursuant to the Oversubscription Privilege, then the excess funds paid by that Holder as the Exercise Price for shares not issued will be returned without interest or deduction. Certificates representing Underlying Shares purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

    In order to exercise the Oversubscription Privilege, banks, brokers, and other nominee holders of Rights who exercise the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Exercise Agent and the Company the aggregate number of Rights as to which the Oversubscription Privilege has been exercised and the number of Underlying Shares thereby subscribed for by each beneficial owner of Rights on whose behalf such nominee holder is acting. Copies of the Nominee Holder Certification form may be obtained from the Exercise Agent.

    POTENTIAL REDUCTION. If the Company believes, following the Expiration Date, that the issuance of Underlying Shares pursuant to the Basic Subscription Privilege or the Oversubscription Privilege will have an adverse effect upon its ability to utilize its net operating loss carryforwards (including its built-in losses), then the Company will have the right to reduce the number of Underlying Shares issuable to all Holders exercising the Basic Subscription Privilege or the Oversubscription Privilege pro rata, or to any individual Holder whose exercise of the Basic Subscription Privilege or Oversubscription Privilege may create such adverse effect, to the extent necessary in the sole opinion of the Company to avoid such adverse effect. See "Risk Factors--Continuation of Net Operating Loss Carryforwards." Such opinion of the Company shall be conclusive and binding.

EXERCISE OF RIGHTS

    Holders may exercise their Rights by delivering to the Exercise Agent, at the address specified below, at or prior to the Expiration Date, the properly completed and executed Rights Certificate(s) evidencing those Rights, with any signatures guaranteed as required, together with payment in full of the Exercise Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Payment may only be made (a) by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to American Stock Transfer & Trust Company, as Exercise Agent, or (b) by wire transfer of funds to the account maintained by the Exercise Agent for the purpose of accepting subscriptions at Chemical Bank Account No. 61-093-045 ; ABA No. 021-000-128, or (c) a
combination of the foregoing. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, holders of Rights who wish to pay the Exercise Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such time and are urged to consider in the alternative payment by means of certified or cashier's check, money order or wire transfer of funds. All funds received in payment of the Exercise Price shall be held by the Exercise Agent and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States, any state or any agency thereof, or money market mutual funds investing in the foregoing instruments. Earnings on such funds will be retained by the Company.

    THE ADDRESS TO WHICH THE RIGHTS CERTIFICATES AND PAYMENT OF THE EXERCISE PRICE SHOULD BE DELIVERED IS:

       AMERICAN STOCK TRANSFER & TRUST COMPANY
       40 WALL STREET
       46TH FLOOR
       NEW YORK, NEW YORK 10005

    THE EXERCISE AGENT'S TELEPHONE NUMBERS ARE (800) 937-5449 OR (212) 936-5100.

    If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Rights Certificates evidencing those Rights to reach the Exercise Agent prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

        (i) the Rights holder has caused payment in full of the Exercise Price for each Underlying Share being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth above) by the Exercise Agent at or prior to the Expiration Date;

        (ii) the Exercise Agent receives, at or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of the Doskocil Companies Incorporated Rights Certificates (the "Instructions") distributed with the Rights Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights represented by the Rights Certificate(s) held by the exercising Rights holder, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege and, if any, pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Exercise Agent of the Rights Certificate(s) evidencing those Rights within five business days following the date of the Notice of Guaranteed Delivery; and

       (iii) the properly completed Rights Certificate(s) evidencing the Rights being exercised, with any signatures guaranteed as required, is received by the Exercise Agent within five business days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Exercise Agent in the same manner as Rights Certificates at the addresses set forth above, or may be transmitted to the Exercise Agent by telegram or facsimile transmission (telecopier no. (718) 234-5001). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Exercise Agent, whose addresses and telephone numbers are set forth under "Exercise Agent" below.

    If an exercising Holder does not indicate the number of Rights being exercised or does not forward full payment of the aggregate Exercise Price for the number of Rights that the Rights holder indicates are being exercised, then the Rights holder will be deemed to have exercised the Basic Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate Exercise Price payment delivered by the Rights holder, and to the extent that the aggregate Exercise Price payment delivered by the Rights holder exceeds the product of the Exercise Price multiplied by the number of Rights evidenced by the Rights Certificates delivered by the Rights holder (such excess being the "Subscription Excess"), the Rights holder will be deemed to have exercised the Oversubscription Privilege to purchase, to the extent available, that number of whole Excess Shares equal to the quotient obtained by dividing the Subscription Excess by the Exercise Price. Any amount remaining after such division shall be returned to the Rights holder promptly by mail without interest or deduction.

    Funds received in payment of the Exercise Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of the Excess Shares. If a Rights holder exercising the Oversubscription Privilege is allocated less than all of the Underlying Shares for which that holder subscribed pursuant to the Oversubscription Privilege, then the excess funds paid by that holder as the Exercise Price for shares not allocated to such Rights holder shall be returned by mail without interest or deduction as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

    Unless a Rights Certificate (i) provides that the Underlying Shares to be issued pursuant to the exercise of the Rights represented thereby are to be issued to the holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on each Rights Certificate must be guaranteed by an Eligible Institution.

    Holders who hold shares of Common Stock for the account of others, such as brokers, trustees or depositaries for securities, should contact the respective beneficial owners of such shares as soon as possible to ascertain those beneficial owners' intentions and to obtain instructions with respect to their Rights. If a beneficial owner so instructs, the record holder of that beneficial owner's Rights should complete appropriate Rights Certificates and submit them to the Exercise Agent with the proper payment. In addition, beneficial owners of Common Stock or Rights held through such a nominee holder should contact the nominee holder and request the nominee holder to effect transactions in accordance with the beneficial owner's instructions.

    The   Instructions  accompanying  the  Rights  Certificate  should  be  read carefully and followed in detail. RIGHTS CERTIFICATES SHOULD BE SENT WITH PAYMENT TO THE EXERCISE AGENT. DO NOT SEND RIGHTS CERTIFICATES TO THE COMPANY.

    THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE EXERCISE PRICE TO THE EXERCISE AGENT ARE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS. IF SENT BY MAIL, RIGHTS HOLDERS ARE URGED TO SEND RIGHTS CERTIFICATES AND PAYMENTS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE EXERCISE AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTS HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

    All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Company nor the Exercise Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification.

    Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Exercise Agent at its address set forth under "Exercise Agent." (telephone (800) 937-5449).

NO REVOCATION

    ONCE A HOLDER OF RIGHTS HAS PROPERLY EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

METHOD OF TRANSFERRING RIGHTS

    Rights may be purchased or sold through usual investment channels. It is anticipated that the Rights will trade on the NASDAQ National Market System until the close of business on the Expiration Date. There has been no prior trading in the Rights, and no assurance can be given that a trading market will develop or, if a market develops, that such market will be maintained throughout the Rights Offering.

    The Rights evidenced by a single Rights Certificate may be transferred in whole by endorsing the Rights Certificate for transfer in accordance with the accompanying Instructions. A portion of the Rights evidenced by a single Rights Certificate (but not fractional Rights) may be transferred by delivering to the Exercise Agent a Rights Certificate properly endorsed for transfer, with instructions to register that portion of the Rights indicated therein in the name of the transferee and to issue a new Rights Certificate to the transferee evidencing the transferred Rights. In that event, a new Rights Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee, or will be sold by the Exercise Agent in the manner described below upon appropriate instruction from the Rights holder.


    The Rights evidenced by a Rights Certificate may be sold, in whole or in part, through the Exercise Agent by delivering to the Exercise Agent the Rights Certificate properly executed for sale by the Exercise Agent. If only a portion of the Rights evidenced by a single Rights Certificate is to be sold by the Exercise Agent, that Rights Certificate must be accompanied by instructions setting forth the action to be taken with respect to the Rights that are not to be sold. Promptly following the sale, the Exercise Agent will send the Holder a check for the proceeds from the sale of any Rights sold, less any applicable brokerage commissions, taxes and other direct expenses of sale. The Company will pay the fees charged by the Exercise Agent for effecting such sales. Orders to sell Rights must be received by the Exercise Agent at or prior to 11:00 a.m., New York City time, on the Expiration Date. The Exercise Agent's obligation to execute orders is subject to its ability to find buyers. If the Rights cannot be sold by the Exercise Agent, they will be returned promptly by mail to the Holder.


    Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Exercise Agent, (ii) new Rights Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by the new Rights Certificate to be exercised or sold by the recipients thereof. Such amount of time could range from two to ten business days, depending upon the method by which delivery of the Rights Certificates and payment is made and the number of transactions which the Rights holder instructs the Exercise Agent to effect. Neither the Company nor the Exercise Agent shall have any liability to a transferee or transferor of Rights if Rights
Certificates are not received in time for exercise or sale prior to the Expiration Date.

    Except for the fees charged by the Exercise Agent (which will be paid by the Company, as described above), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Exercise Agent.

AMENDMENTS AND WAIVERS; TERMINATION

    The Company reserves the right to extend the Expiration Date and to amend the terms and conditions of the Rights Offering, whether the amended terms are less or more favorable to the Holders. In the event that the Company amends the terms of the Rights Offering, the Registration Statement of which this Prospectus forms a part will be amended, a new definitive Prospectus will be distributed to all Rights holders who have theretofore exercised Rights and to holders of record of unexercised Rights on the date the Company amends such terms. All Rights holders who have theretofore exercised Rights shall simultaneously be provided with a form of Consent to Amended Rights Offering Terms, on which they may confirm their exercise of Rights under the terms of the Rights Offering as amended by the Company; any Rights holder who has theretofore exercised any Rights and who does not return such Consent within 10 business days after the mailing thereof by the Company shall be deemed to have canceled his or her exercise of Rights, and the full amount of the Exercise Price theretofore paid by such Rights holder will be returned promptly by mail, without interest or deduction. Any completed Rights Certificate received by the Exercise Agent five or more business days after the date of the amendment will be deemed to constitute the consent of the Rights holder who completed such Rights Certificate to the amended terms. The Company reserves the right, in its sole discretion, at any item prior to delivery of the Underlying Shares to terminate the Rights Offering by giving oral or written notice to the Exercise Agent and making a public announcement thereof. If the Rights Offering is so terminated, all funds received from Holders will be promptly refunded without interest.

EXERCISE AGENT

    The Company has appointed American Stock Transfer & Trust Company as Exercise Agent for the Rights Offering. The Exercise Agent's address, which is the address to which the Rights Certificates and payment of the Exercise Price should be delivered, as well as the address to which a Notice of Guaranteed Delivery must be delivered, is:

       American Stock Transfer & Trust Company
       40 Wall Street
       46th Floor
       New York, New York 10005

    The Exercise Agent's telephone numbers are (800) 937-5449 or (212) 936-5100.

    The Company will pay the fees and expenses of the Exercise Agent and has also agreed to indemnify the Exercise Agent from any liability which it may incur in connection with the Rights Offering.

INFORMATION AGENT

    The Exercise Agent will also act as information agent for the Rights Offering. Any questions or requests for additional copies of this Prospectus, the Instructions, or the Notice of Guaranteed Delivery may be directed to the Exercise Agent at the address and telephone number set forth above.

DETERMINATION OF EXERCISE PRICE

    The Exercise Price was determined by the Company, based on a number of factors, including advice provided by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as financial advisor (the "Financial Advisor"). The Company believes that the Exercise Price reflects the Company's objective of achieving the maximum net proceeds obtainable from the Rights Offering while providing the holders of Common Stock with an opportunity to make an additional investment in the Company, and thus avoid an excessive dilution of their ownership position in the Company.

    In approving the Exercise Price, the Board of Directors considered the advice provided by the Financial Advisor and such additional factors as the alternatives available to the Company for raising capital, the market price of the Common Stock, the business prospects for the Company and the general condition of the securities markets at the time of the meeting of the Board of Directors at which the Rights Offering was approved. There can be no assurance however, that the market price of the Common Stock will not decline during the subscription period to a level equal to or below the Exercise Price, or that, following the issuance of the Rights and of the Common Stock upon exercise of Rights, a subscribing Holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Exercise Price.

FOREIGN STOCKHOLDERS


    Rights Certificates will not be mailed to Holders whose addresses are outside the United States and Canada or who have an APO or FPO address, but will be held by the Exercise Agent for such Holders' accounts. To exercise their Rights, such Holders must notify the Exercise Agent at or prior to the Expiration Date. The Rights of such Holders expire at the Expiration Date.


SUBSCRIPTION BY PRINCIPAL STOCKHOLDER


    JLL beneficially owns approximately 27% of the Common Stock currently outstanding. JLL has agreed that it will exercise its Basic Subscription Privilege in full. In addition, JLL has agreed that it will exercise its Oversubscription Privilege to the extent necessary such that JLL will subscribe for Underlying Shares having an aggregate Exercise Price of $30 million. JLL's exercise of its Basic Subscription Privilege and its Oversubscription Privilege is subject to reduction by the Company in order to avoid the loss of certain Federal income tax benefits to the Company. In the event that no Holder other than JLL exercises Rights, the Company intends to reduce the number of Underlying Shares issuable to JLL such that the Company's gross proceeds from the Rights Offering would be limited to $22.4 million. Accordingly, although JLL will subscribe for Underlying Shares having an aggregate Exercise Price of $30 million, it will be required to pay $22.4 million of the Exercise Price in respect of such Underlying Shares on or prior to the Expiration Date. As soon as practicable after the Expiration Date, the Company will determine, based on the number of Underlying Shares subscribed for by other Holders, the additional Exercise Price, if any, that is payable in respect of Underlying Shares that will be issuable to JLL. JLL will be notified of the additional Exercise Price, if any, and will remit payment for such Underlying Shares to the Exercise Agent within three days of receipt of such notice. If no Holder other than JLL exercises Rights, then no additional Exercise Price will be payable by JLL. Depending upon the number of shares subscribed for by others, the percentage of the outstanding Common Stock owned by JLL upon completion of the Rights Offering will range from approximately 27% (in the event that all stockholders exercise their Rights in full) to approximately 45%.


NO BOARD RECOMMENDATION

    An investment in the Common Stock must be made pursuant to each investor's evaluation of its, his or her best interests. Accordingly, although the Board of Directors of the Company unanimously approved the Rights Offering, it makes no recommendation to Holders regarding whether they should exercise their Rights.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 20,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part, and to Delaware corporate law.

COMMON STOCK

    The holders of Common Stock are entitled to receive, pro rata, dividends, when, if and as declared by the Board of Directors out of any funds lawfully available therefor. However, the Company's ability to declare and pay dividends on the Common Stock is limited by the terms of the New Credit Agreement and the indenture for the 9% Notes. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to participate ratably in the distribution of assets remaining after payment of liabilities. The issued and outstanding shares of Common Stock are, and the Common Stock issued upon the exercise of Rights will be, fully paid and nonassessable. See "Capitalization."

    Holders of Common Stock are entitled to vote at all meetings of stockholders of the Company for the election of directors and for other purposes. Holders have one vote for each share of Common Stock held. The Common Stock does not have cumulative voting rights. Therefore, holders of more than 50% of the shares voting can elect all directors.

    The JLL Stock Purchase Agreement provides certain preemptive rights to JLL. Such preemptive rights permit JLL to participate in future issuances by the Company of its Common Stock (including rights and other securities convertible into Common Stock) to the extent necessary to maintain its fully-diluted ownership interest of Common Stock of the Company, subject to certain exceptions set forth in the JLL Stock Purchase Agreement.

PREFERRED STOCK

    The Board of Directors has the authority to issue the Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each such class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by the stockholders. The ability of the Board of Directors to issue the Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any of the Preferred Stock.

WARRANTS

    On October 31, 1991, the Company entered into a warrant agreement (the "Warrant Agreement") pursuant to which the Company issued Warrants to purchase shares of Common Stock (the "Warrant Shares"), representing approximately a 3% equity interest in the Company on a fully-diluted basis, at a price of $17.53 per share (the "Warrant Price"). The Warrants may be exercised at any time before their expiration on December 31, 1998.

    The number of Warrant Shares is subject to adjustment upon the occurrence of certain events, including the issuance of Common Stock to be sold pursuant to the exercise of Rights.

    The Warrant Agreement prohibits the declaration or payment of any dividend or distribution on the Common Stock unless the Company pays to the Warrant holders the amount of any such dividend or distribution receivable by a holder of the number of shares of Common Stock for which the Warrants might have been exercised immediately prior to the declaration or payment of the dividend or distribution. In addition, if any person or group acquires the power to vote more than 30% of the Common Stock, the Warrant Agreement provides that the holders of a majority of the Warrants may require the Company to repurchase the Warrants at the then current market price of the Common Stock less the Warrant Price.

REGISTRATION RIGHTS


    THE WARRANT AGREEMENT. The Warrant Agreement grants to the Warrant holders certain demand and piggyback registration rights that require the Company to include up to 256,250 Warrant Shares in certain registrations under the Securities Act. Warrant holders are required to exercise Warrants in order to take advantage of such registration rights. The Warrantholders have not exercised their registration rights in connection with the Rights Offering.


    STOCKHOLDERS AGREEMENT. On March 22, 1993, the Company entered into a stockholders agreement (the "Stockholders Agreement") with The Airlie Group, L.P. ("Airlie"). Under the terms of the Stockholders Agreement, Airlie has certain demand and piggyback registration rights with respect to 761,561 shares of Common Stock. The Rights Offering is subject to the piggyback registration rights conferred to Airlie by the Stockholders Agreement. The Company has been advised by Airlie that it does not intend to exercise such registration rights.

    THE JLL STOCK PURCHASE AGREEMENT. The JLL Stock Purchase Agreement grants to JLL certain demand and piggyback registration rights with respect to 2,000,000 shares of Common Stock. Of these, only the piggyback registration rights have vested, and JLL has advised the Company that it does not intend to exercise them in the Rights Offering.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, THE INDENTURE AND THE CREDIT AGREEMENT

    Certain provisions of the Certificate of Incorporation, the indenture governing the 9 3/4% Notes and the New Credit Agreement may delay, deter or prevent a stockholder or group of stockholders from taking corporate action or gaining control of the Company.

    CLASSIFIED BOARD OF DIRECTORS. The Certificate of Incorporation requires the Company's Board of Directors to be divided into three classes, with directors in each class serving successive three-year terms. In addition, the Certificate of Incorporation provides that directors may be removed only for cause. These provisions of the Certificate of Incorporation may be amended only by the affirmative vote of the holders of 75% of the outstanding shares of Common Stock entitled to vote thereon.

    INDENTURE CHANGE OF CONTROL PROVISIONS. The indenture governing the 9 3/4% Notes provides that in the event of a change of control of the Company, the Company must repurchase, at the prices set forth in the Indenture, all properly tendered Notes.

    CREDIT AGREEMENT DEFAULT UPON CERTAIN BENEFICIAL OWNERSHIP/CHANGE OF CONTROL CHANGES. The New Credit Agreement provides that an event of default shall occur thereunder if any person or group (other than JLL) shall own directly, beneficially and of record, 30% or more (or at any time that JLL shall own directly, beneficially and of record, shares representing at least 15% of the outstanding voting capital stock, 50% or more) of the outstanding voting capital stock of the Company, among other things.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law ("Section 203") prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date of the business combination, the corporation's board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the corporation's board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The Company is subject to Section 203.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is based upon current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. Legislative, judicial or administrative changes and interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders of Rights or Underlying Shares.

TAX CONSEQUENCES TO COMPANY

    The Company currently has net operating loss carryforwards for Federal income tax purposes of approximately $133 million. Acquisitions of Common Stock by persons who are not currently holders of Common Stock, or by persons whose acquisition would increase or maintain their equity ownership in the Company above five percent, could result in an "ownership change" within the meaning of section 382 of the Code, thereby imposing a Section 382 Limitation on the Company's ability to utilize the net operating loss carryforward to reduce future taxable income.

    In general, an ownership change occurs for purposes of section 382 if the percentage of stock ownership of any one or more "5 percent shareholder(s)" (as determined under Federal income tax regulations) increases in the aggregate by more than 50 percentage points during a running three-year period. For this purpose, the term "5 percent shareholder" includes certain public groups of shareholders of the Company who may own, directly or indirectly, less than five percent of the Company's stock. Under existing regulations, direct public groups which currently own Common Stock will be deemed to exercise the Basic Subscription Privilege to purchase 50% of such direct public groups' current percentage ownership interest in the Company (increased to the extent that the Company has actual knowledge that additional Underlying Shares are purchased by members of existing direct public groups and limited so that the number of Underlying Shares actually issued to shareholders when added to the number of Underlying Shares deemed issued to existing direct public groups does not exceed the total number of Underlying Shares issued in the Rights Offering). Any remaining Underlying Shares purchased by shareholders who are not 5 percent shareholders will be deemed to be purchased by a new public group.

    If the Company believes that the issuance of Underlying Shares pursuant to the Basic Subscription Privilege or the Oversubscription Privilege will cause an ownership change, then the Company will have the right to reduce the number of Underlying Shares issuable to all Holders exercising the Basic Subscription Privilege or the Oversubscription Privilege, pro rata, or to any individual Holder or Holders whose exercise of the Basic Subscription Privilege or the Oversubscription Privilege may cause an ownership change, to the extent necessary in the sole discretion of the Company to prevent such ownership change. Notwithstanding the foregoing, the Rights Offering increases the likelihood that an ownership change will occur in the future, and it is impossible for the Company to ensure that such ownership change will not occur, in part because the Company has no ability to restrict the acquisition or disposition of Common Stock by persons whose ownership could cause an ownership change. In addition, the Company may in the future take certain actions which could give rise to an ownership change, if in the exercise of the business judgment of the Company such actions are necessary or appropriate. If an "ownership change" were to occur subsequent to the Rights Offering, the Section 382 Limitation could have a material adverse impact upon the Company's earnings and upon the Company's cash flow. See "Risk Factors--Continuation of Net Operating Loss Carryforwards."

TAX CONSEQUENCES TO HOLDERS

    Neither distribution nor exercise of the Rights will be a taxable event for U.S. Federal income tax purposes to U.S. individual citizens or residents or to U.S. corporations. Upon the sale of Rights, Holders will recognize gain or loss for U.S. Federal income tax purposes equal to the difference between the amount realized from the sale and the adjusted tax basis of the Rights. Any gain or loss recognized will be long-term or short-term capital gain or loss to shareholders who hold the Rights as capital assets, depending upon whether the Common Stock or Warrants with respect to which the Rights were issued has been held for more than one year.

    Except as provided below, a Holder of Rights must allocate the tax basis of the Common Stock or Warrants between the Common Stock or Warrants and the Rights in proportion to the fair market value of each on the date of the distribution of the Rights where the value of the Rights on the date of the distribution is equal to or greater than 15% of the fair market value of the Common Stock or Warrants owned by such Holder on the date of the distribution. Where the value of the Rights is less than 15% of the value of such Common Stock or Warrants at the time of distribution, the Holder will be treated as having no basis in the Rights unless a special election is made to allocate the basis in the manner described above. In any event, no portion of the basis of a Holder's Common Stock or Warrants will be allocated to the Rights in accordance with these allocation rules unless such Rights are exercised or sold.

    If a Holder exercises Rights pursuant to this offering, the tax basis of the Underlying Shares will be equal to the Exercise Price plus any tax basis the Holder has in the Rights.

    If a Holder allows the Rights to lapse without exercise or sale, such Holder will realize no gain or loss since no basis will be allocated to the Rights, and such Holder's basis in the Common Stock or Warrants will remain the same as such basis was prior to the distribution of the Rights. Purchasers of the Rights will be entitled to a loss equal to their tax basis in the Rights, if such Rights expire unexercised. Any loss recognized on the expiration of the Rights acquired by purchase will be a capital loss if Common Stock would be a capital asset in the hands of the seller (if acquired by him).

    THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR PROSPECTIVE HOLDER OF RIGHTS OR UNDERLYING SHARES OR TO CERTAIN PROSPECTIVE HOLDERS OF RIGHTS OR UNDERLYING SHARES SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (FOR EXAMPLE, BANKS, DEALERS IN SECURITIES, LIFE INSURANCE COMPANIES, TAX-EXEMPT ENTITIES AND FOREIGN PERSONS OR ENTITIES). EACH PROSPECTIVE HOLDER OF RIGHTS OR UNDERLYING SHARES SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF RECEIVING, ACQUIRING, HOLDING, EXERCISING, CONVERTING AND DISPOSING OF THE RIGHTS, OR UNDERLYING SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

                              PLAN OF DISTRIBUTION


    The Company has retained Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Johnson Rice & Company, L.L.C. to act as dealer managers (the "Dealer Managers") in connection with the Rights Offering. The Dealer Managers will provide marketing assistance and financial advisory services in connection with the Rights Offering and will solicit the exercise of Rights by Holders. The Company has agreed to pay the Dealer Managers an aggregate fee of $.04 per share for each Underlying Share issued pursuant to the exercise of Rights other than any Underlying Shares issued to JLL and to pay broker-dealers (the "Soliciting Dealers"), including the Dealer Managers, fees for their soliciting efforts equal to $.10 per share for each Underlying Share issued pursuant to the exercise of Rights other than any Underlying Shares issued to JLL. In addition, the Company has agreed to pay each of the Dealer Managers $125,000 on the date of the completion of the Rights Offering. The maximum compensation that either Dealer Manager would receive under this arrangement is $611,667. In addition, the Company has agreed to indemnify the Dealer Managers, the Soliciting Dealers and JLL with respect to certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").



    The Company is also required to pay to the Financial Advisor a fee in the amount of $250,000. In addition, the Company has agreed to reimburse the Financial Advisor, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its activities as Financial Advisor, including, without limitation, the reasonable fees and disbursements of its legal counsel which are not expected to exceed $75,000.


    Other than the Dealer Managers and the Soliciting Dealers, the Company has not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of Rights, and, except as described above, no other commissions, fees or discounts will be paid in connection with the Rights Offering. Certain employees of the Company may solicit responses from Holders, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation.

                                 LEGAL OPINIONS

    The validity of the Common Stock will be passed upon for the Company by Darian B. Andersen, Esq., Secretary and Corporate Counsel of the Company.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The  consolidated balance sheets  of the Company  as of January  1, 1994 and
January 2, 1993 and the related consolidated statements of operations, stockholders' equity and cash flows and the related financial statement schedules for the years ended January 1, 1994 and January 2, 1993, the three months ended December 28, 1991, and the nine months ended September 28, 1991, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph relating to the Company's adoption of new methods of accounting for income taxes and postretirement benefits other than pensions, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. With respect to the unaudited interim financial information for the periods ended April 2, 1994 and April 3, 1994 and July 2, 1994 and July 3, 1993, incorporated by reference in this prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's amended quarterly reports on Form 10-Q/A for the quarters ended April 2, 1994 and July 2, 1994, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

    The financial statements of the Frozen Specialty Foods Business (a unit of the Prepared Foods Division of International Multifoods Corporation) as of November 27, 1993, February 27, 1993 and February 29, 1992 and for the nine months ended November 27, 1993 and the years ended February 27, 1993 and February 29, 1992 incorporated by reference herein and elsewhere in the registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the adoption by the Frozen Specialty Foods Business of the provisions of the Financial Accounting Standards Boards' Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, in the nine months ended November 27, 1993 and Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS, in the year ended February 29, 1992.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              -------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           2
Incorporation of Certain Documents by
 Reference.....................................           2
Prospectus Summary.............................           3
Risk Factors...................................           7
The Company....................................           9
The Acquisition................................           9
Recent Events..................................          10
Price Range of Common Stock and Dividends......          10
Capitalization.................................          11
Selected Historical Financial Data.............          12
Pro Forma Financial Data.......................          13
Use of Proceeds................................          15
The Rights Offering............................          15
Description of Capital Stock...................          21
Certain United States Federal Income Tax
 Consequences..................................          23
Plan of Distribution...........................          25
Legal Opinions.................................          25
Independent Public Accountants.................          25


                                     [LOGO]

                              5,555,556 SHARES OF
                             COMMON STOCK ISSUABLE
                           UPON EXERCISE OF RIGHTS TO
                           SUBSCRIBE FOR SUCH SHARES


                              -------------------

                                   PROSPECTUS

                              -------------------

                              MERRILL LYNCH & CO.
                             JOHNSON RICE & COMPANY


                               SEPTEMBER 19, 1994


- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission registration fee....................  $  19,158
NASD Fee...............................................................      6,056
NASDAQ NMS Fee.........................................................      1,000
Fees and expenses of the Exercise Agent................................     50,000*
Printing and engraving expenses........................................    100,000*
Legal Fees and expenses................................................    250,000*
Accounting Fees and expenses...........................................     75,000*
Blue Sky Fees and expenses (including fees and expenses of counsel)....     10,000*
Fees and expenses of the Dealer Managers...............................    500,000*
Fees and expenses of the Financial Advisor.............................    250,000
Miscellaneous..........................................................     38,786*
                                                                         ----------
    Total..............................................................  $1,300,000*
                                                                         ----------
                                                                         ----------

- ------------------------
* Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors, officers, employees or agents to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), whenever they are defendants or threatened to be made defendants in any legal or administrative proceeding by reason of their relationship with the Company. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had not reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court shall deem proper.

    The Company has entered into Transition Employment Agreements with its employee-Directors and officers and into Indemnification Agreements with its nonemployee-Directors contractually obligating the Company to provide indemnification rights substantially similar to those described above.

    The Company is empowered by Section 102(b)(7) of the DGCL to include a provision in its Certificate of Incorporation that limits a director's liability to the Company or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. The Certificate of Incorporation states that directors shall not be liable for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the DGCL.

    The Company maintains insurance policies under which directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company.

ITEM 16.  EXHIBITS


  EXHIBIT
  NUMBER                                              DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------
       1.1   Form of Dealer Manager Agreement.*
       1.2   Agreement to Exercise Rights among Joseph Littlejohn & Levy Fund, L.P., Joseph Littlejohn &
              Levy Fund II, L.P. and the Company.*
       4.1   Specimen certificate for the Company's common stock, par value $.01 per share. (1)
       4.2   Form of Rights Certificate to Purchase Common Stock of the Company.**
       4.3   Credit Agreement among Doskocil, the Several Lenders from Time to Time Parties Thereto and
              Chemical Bank, as Agent dated as of May 25, 1994. (2)
       4.4   Form of Doskocil 9 3/4% Senior Subordinated Redeemable Note due 2000. (3)
       4.5   Indenture between Doskocil and First Fidelity Bank, National Association, New York, as
              Trustee. (3)
       4.6   Warrant Agreement dated as of October 31, 1991 between the Company and the signatory banks thereto. (4)
       4.7   Amended and Restated Certificate of Incorporation of the Company. (5)
       4.8   Amended and Restated Bylaws of the Company. (6)
       4.9   Doskocil Employee Investment Plan. (4)
       4.10  Doskocil Companies Incorporated 1992 Stock Incentive Plan. (1)
       4.11  Doskocil Companies Incorporated Retirement and Profit Sharing Plan. (7)
       4.12  Guaranty Agreement between the Company and The Fourth National Bank and Trust Company,
              Wichita, dated August 1, 1985. (4)
       4.13  Agreement for Waste Water Treatment Service between Stoppenbach, Inc. and the City of
              Jefferson, Wisconsin, dated November 1985. (4)
       4.14  Agreement (for waste water treatment) between the City of Logansport, Indiana and Wilson &
              Co., Inc., dated June 26, 1967. (4)
       5     Opinion of Darian B. Andersen, regarding the legality of the Underlying Shares.**
      15     Letter re: Unaudited Interim Financial Information.**
      23.1   Consent of Darian B. Andersen (included as part of Exhibit 5).**
      23.2   Consent of Coopers & Lybrand L.L.P.*
      23.3   Consent of KPMG Peat Marwick LLP.*
      24     Powers of Attorney pursuant to which amendments to the Registration Statement may be filed
              (included on signature page of the Registration Statement).**
      99.1   Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees.*
      99.2   Form of Transmittal Letter to Holders of Common Stock of the Company.*
      99.3   Form of Transmittal Letter to Holders of Common Stock of the Company whose addresses are outside the continental United States and Canada and who have APO or FPO addresses.*
      99.4   Form of Transmittal Letter to Holders of Warrants of the Company.*

  EXHIBIT
  NUMBER                                              DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------
      99.5   Form of Transmittal Letter to Clients of Securities Dealers, Commercial Banks, Trust Companies
              and Other Nominees.*
      99.6   Form of Instructions as to Use of the Doskocil Companies Incorporated Rights Certificates.*
      99.7   Form of Notice of Guaranteed Delivery.*
      99.8   Form of Certification and Request for Additional Rights.*

- ------------------------
 * Filed herewith.
** Previously filed.
(1) Incorporated by reference to the exhibits filed with the Registration Statement on Form S-8 filed with the Commission on March 4, 1992.
(2) Incorporated by reference to the exhibit filed with the current Report on Form 8-K filed on June 14, 1994.
(3) Incorporated by reference to the exhibits filed with the Registration Statement (File No. 33-59484) on Form S-1 filed with the Commission April 13, 1993.
(4) Incorporated by reference to the exhibits to the Annual Report on Form 10-K (File No. 7803) filed with the Commission on March 13, 1992.
(5) Incorporated by reference to the exhibits to the Current Report on Form 8-K dated February 5, 1993.
(6) Incorporated by reference to the exhibits to the Current Report on Form 8-K filed with the Commission on March 23, 1993.
(7) Incorporated by reference to the Annual Report on Form 10-K (File No. 7803) filed with the Commission on March 31, 1994 as amended by Form 10-K/A No. 1 filed on June 29, 1994 and 10-K/A No. 2 filed on July 22, 1994.


ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (a) To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement;

        (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on September 19, 1994.


                                          DOSKOCIL COMPANIES INCORPORATED

                                          By: _____/s/_R. RANDOLPH DEVENING_____
                                                    R. Randolph Devening
                                             CHAIRMAN OF THE BOARD OF DIRECTORS,
                                                          PRESIDENT,
                                                 CHIEF EXECUTIVE OFFICER AND
                                                           DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                       TITLE                            DATE
- ------------------------------------------------  ---------------------------------------  ----------------------

            /s/ R. RANDOLPH DEVENING              Chairman of the Board of Directors,
     --------------------------------------        President, Chief Executive Officer and    September 19, 1994
              R. Randolph Devening                 Director (Principal Executive Officer)

              /s/ WILLIAM L. BRADY                Vice President and Controller
     --------------------------------------        (Principal Financial and Accounting       September 19, 1994
                William L. Brady                   Officer)

                       *
     --------------------------------------       Director                                   September 19, 1994
                 Theodore Ammon

                       *
     --------------------------------------       Director                                   September 19, 1994
                Thomas W. Arenz

                       *
     --------------------------------------       Director                                   September 19, 1994
                Richard N. Bauch

                       *
     --------------------------------------       Director                                   September 19, 1994
                Richard T. Berg

                       *
     --------------------------------------       Director                                   September 19, 1994
              Dort A. Cameron III

        * By:       /s/ WILLIAM L. BRADY
       ---------------------------------
                William L. Brady
               Attorney-in-Fact.

                       *
     --------------------------------------       Director                                   September 19, 1994
                Yvonne V. Cliff

                       *
     --------------------------------------       Director                                   September 19, 1994
                 Robert D. Cook

                       *
     --------------------------------------       Director                                   September 19, 1994
                 Terry M. Grimm

                       *
     --------------------------------------       Director                                   September 19, 1994
                Peter A. Joseph

                       *
     --------------------------------------       Director                                   September 19, 1994
                Michael I. Klein

                       *
     --------------------------------------       Director                                   September 19, 1994
                  Paul S. Levy

                       *
     --------------------------------------       Director                                   September 19, 1994
            Angus C. Littlejohn, Jr.

                       *
     --------------------------------------       Director                                   September 19, 1994
                Paul W. Marshall

        * By:       /s/ WILLIAM L. BRADY
       ---------------------------------
                William L. Brady
               Attorney-in-Fact.